Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Stratasys Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value New Israeli Shekel 0.01 per share	Other (2)	2,168,034	9.55 (3)	$20,704,724.70	$0.0001381	$2,859.32
Total Offering Amounts				2,168,034		$20,704,724.70		$2,859.32
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$2,859.32
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional ordinary shares of the Registrant ("Stratasys ordinary shares") that become issuable under the Stratasys Ltd. 2022 Share Incentive Plan (the “2022 Plan”) in respect of the ordinary shares being registered to prevent dilution resulting from any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding ordinary shares.
(2) Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee based on $9.55 per ordinary share, which represents the average of the high and low prices of the ordinary shares as reported on the Nasdaq Global Select Market on February 27, 2026.
(3) Represents ordinary shares available for issuance pursuant to potential future grants under the 2022 Plan.